Exhibit 10(xi)

CRESCENT STATE BANK

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of October, 2003, by and between Crescent State Bank, a North Carolina-chartered commercial bank (the “Bank”), and Bruce W. Elder, its Senior Vice President (the “Executive”).

WHEREAS, the Executive has contributed substantially to the success of the Bank, and the Bank desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive. The Bank will pay the benefits from its general assets,

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

Article 1

Definitions

The following words and phrases used in this Agreement have the meanings specified:

1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody=s, rounded to the nearest 3%. The initial discount rate is 7.00%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2 ABeneficiary@ means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3 ABeneficiary Designation Form@ means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 AChange in Control@ shall have the same meaning specified in any severance or employment agreement entered into hereafter between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of Change in Control, Change in Control means any of the following events occur B

(a) Merger: Crescent Financial Corporation, a North Carolina corporation of which the bank is a wholly owned subsidiary (the ACompany@), merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation,

(b) Acquisition of Significant Share Ownership: after the date of this Agreement a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of the Company=s voting securities outstanding (but this paragraph (b) shall not apply to beneficial ownership of voting shares held by a subsidiary in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of the Company or any subsidiary(ies)). For purposes of this Agreement, Asubsidiary@ means an entity in which the Company beneficially owns 50% or more of the outstanding voting securities, whether the Company owns the shares directly or owns the shares indirectly through an intermediate subsidiary,

(c) Change in Board Composition. during any period of two consecutive years, individuals who constitute the Company=s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that B for purposes of this paragraph (c) B each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

(d) Sale of Assets: The Company sells to a third party all or substantially all of the Company=s assets. For this purpose, sale of all or substantially all of the Company=s assets includes sale of the shares or assets of the Bank alone.

1.5 ADisability@ means the Executive suffers a sickness, accident or injury that is determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. At the Bank=s request, the Executive must submit to the Bank proof of the carrier=s or Social Security Administration=s determination.

1.6 AEarly Retirement Age@ means the Executive=s 55th birthday.

1.7 AEarly Termination@ means Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.8 AEarly Termination Date@ means the date on which Early Termination occurs.

1.9 AEffective Date@ means October 1, 2003.

1.10 AGood Reason@shall have the same meaning specified in any employment or severance agreement entered into hereafter by the Executive and the Bank. If the term AGood Reason@ is not defined in an employment agreement or severance agreement, it means B

(a) a material reduction in Executive=s title or responsibilities,

(b) a reduction in base salary as in effect on the date of a Change in Control,

(c) relocation of the Bank=s principal executive offices, or requiring the Executive to change his principal work location, to any location that is more than 30 miles from the location of the Bank=s principal executive offices on the date of this Agreement,

(d) the adverse and substantial alteration in the nature and quality of the office space within which the Executive performs his duties, including the size and location thereof, as well as the secretarial and administrative support provided to the Executive,

(e) the failure by the Bank to continue to provide the Executive with compensation and benefits substantially similar to those provided to the Executive under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit to which the Executive was entitled at the time of the Change in Control, or

(f) the failure of the Bank to obtain a satisfactory agreement from any successor or assign of the Bank to assume and agree to perform this Agreement, as contemplated in Section 7.5 hereof.

1.11 AIntentional,@ for purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive=s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.

1.12 ANormal Retirement Age@ means the Executive=s 65th birthday.

1.13 ANormal Retirement Date@ means the later of the Normal Retirement Age or Termination of Employment.

1.14 APlan Administrator@ means the plan administrator described in Article 8.

1.15 APlan Year@ means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

1.16 ATermination for Cause@ and ACause@ shall have the same meaning specified in any severance or employment agreement entered into hereafter between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Bank terminates the Executive=s employment for any of the following reasons B

(a) the Executive=s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

(b) disloyalty or dishonesty by the Executive in the performance of his duties, or a breach of the Executive=s fiduciary duties for personal profit, in any case whether in his capacity as a director or officer, or

(c) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgement of the Bank causes material harm to the Bank or affiliates, or

(d) a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank=s judgement, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(e) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank=s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(f) the Executive is removed from office or permanently prohibited from participating in the Bank=s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(g) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

1.17 ATermination of Employment@ means the Executive ceases to be employed by the Bank for any reason whatsoever, other than because of a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive=s Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. For Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $103,500.

2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning in the month immediately after the Executive=s Normal Retirement Date. The Normal Retirement annual benefit shall be paid to the Executive for the Executive=s lifetime.

2.2 Early Termination Benefit. Upon Early Termination on or after the Early Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination annual benefit amount set forth on Schedule A for the Plan Year ending immediately before the Early Termination Date (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1).

2.2.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the month after the Normal Retirement Age. The annual benefit shall be paid to the Executive for the Executive=s lifetime.

2.3 Disability Benefit. Upon Termination of Employment due to Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability annual benefit amount set forth on Schedule A for the Plan Year ended immediately before the date on which Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1).

2.3.2 Payment of Benefit. Beginning with the month immediately after the Executive=s Normal Retirement Age, the Bank shall pay the Disability benefit to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for the Executive=s lifetime.

2.4 Change-in-Control Benefit. If the Executive=s employment with the Bank terminates involuntarily within 12 months after a Change in Control, or if the Executive terminates employment voluntarily for Good Reason within 12 months after a Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement. However, no benefits shall be payable under this Agreement if the Executive=s employment is terminated under circumstances described in Article 5 of this Agreement.

2.4.1 Amount of Benefit: The benefit under this Section 2.4 is the Normal Retirement Age Accrual Balance ($1,033,193) required by Section 2.1, without reduction for the time value of money or other discount.

2.4.2 Payment of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within three days after the Executive=s Termination of Employment.

2.5 Change-in-Control Payout of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid to the Executive at the Time of a Change in Control. If a Change in Control occurs at any time during the salary continuation benefit payment period and if at the time of that Change in Control the Executive is receiving the benefit provided by Sections 2.1.2, 2.2.2, or 2.3.2, the Bank shall pay the remaining salary continuation benefits to the Executive in a lump sum within three days after the Change in Control. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit then being paid.

2.6 Petition for Payment of Vested Normal Retirement Benefit, Vested Early Termination Benefit or Vested Disability Benefit. If the Executive is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Executive may petition the board of directors to have the Accrual Balance amount corresponding to that particular benefit paid to the Executive in a single lump sum. The board of directors shall have sole and absolute discretion about whether to pay the remaining Accrual Balance in a lump sum. If payment of the remaining Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

2.7 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the actual amount of a particular benefit amount due the Executive under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of the benefit set forth in the Agreement shall control.

Article 3

Death Benefits

3.1 Death During Active Service. Except as provided in Section 5.2, if the Executive dies in active service to the Bank, the Bank shall pay to the Executive=s beneficiary(ies) (a) an amount in cash equal to the Accrual Balance at the end of the Plan Year preceding the year of the Executive=s death, and (b) the benefit described in the Split Dollar Agreement attached to this Agreement as Addendum A.

3.2 Death after Termination of Employment. If the Executive dies after Termination of Employment and the Executive is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Bank shall pay to the Executive=s beneficiary(ies) (a) an amount in cash equal to the Accrual Balance remaining at the time of the Executive=s death, and (b) the benefit described in the Split Dollar Agreement attached to this Agreement as Addendum A;

provided, however, that no benefits under this Agreement or under the Split Dollar Agreement shall be paid or payable to the Executive, the Executive=s beneficiary(ies), or the Executive=s estate if this Agreement is terminated according to Article 5.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive=s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator=s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive=s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive=s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive=s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Termination of Employment is a result of Termination for Cause. Likewise, the Bank shall not pay any benefits under the Split Dollar Agreement attached to this Agreement as Addendum A, and the Split Dollar Agreement also shall terminate, if Termination of Employment is a result of Termination for Cause.

5.2 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement or under the Split Dollar Agreement attached as Addendum A if the Executive commits suicide within two years after the date of this Agreement, or if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank=s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4 Default. Notwithstanding any provision of this Agreement to the contrary, if the Bank is in Adefault@ or Ain danger of default,@ as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. A person or beneficiary (Aclaimant@) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows B

6.1.1 Initiation B Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2 Timing of Bank Response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth B

6.1.3.1	the specific reasons for the denial,

6.1.3.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	an explanation of the Agreement=s review procedures and the time limits applicable to such procedures, and

6.1.3.5	a statement of the claimant=s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows B

6.2.1 Initiation B Written Request. To initiate the review, within 60 days after receiving the Bank=s notice of denial the claimant must file with the Bank a written request for review.

6.2.2 Additional Submissions B Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Bank shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant=s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth B

6.2.5.1	the specific reason for the denial,

6.2.5.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant=s claim for benefits, and

6.2.5.4	a statement of the claimant=s right to bring a civil action under ERISA section 502(a).

Article 7

Miscellaneous

7.1 Amendments and Termination. Subject to Section 7.14 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Article 5, this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

7.2 Binding Effect. This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank=s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive=s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5 Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. The Bank=s failure to obtain an assumption agreement before effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the Change-in-Control benefit provided in Section 2.4.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

7.8 Unfunded Arrangement. The Executive and beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive=s life is a general asset of the Bank to which the Executive and beneficiary(ies) have no preferred or secured claim.

7.9 Entire Agreement. This Agreement and the Split Dollar Agreement attached as Addendum A constitute the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

7.10 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.11 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.12 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)	If to the Bank, to:

Board of Directors

Crescent State Bank

1005 High House Road

P.O. Box 5809

Cary, North Carolina 27513

(b)	If to the Executive, to:

Bruce W. Elder

Crescent State Bank

1005 High House Road

P.O. Box 5809

Cary, North Carolina 27513

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

7.13 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the intention of the Bank that the Executive not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Bank as provided in this Section 7.13, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this Section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel=s customary practices, up to a maximum aggregate amount of $25,000. The Bank=s obligation to pay the Executive=s legal fees provided by this Section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank.

7.14 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 7.14 shall become null and void effective immediately upon a Change in Control.

7.15 Automatic Review Procedure. On the third year anniversary of the Effective Date and every third year thereafter the Bank will automatically review this Agreement for reasonableness of benefits with the intent that the Executive=s target benefit shall be 75% of compensation less the Bank-provided benefits. For purposes of this Agreement, Bank-provided benefits include but are not limited to (a) the Bank 401(k) match and (b) the Bank portion of Social Security benefits. The term Acompensation@ as used in this Section 7.15 means the base annual salary of the Executive projected at the Executive=s Normal Retirement Age. Base Annual Salary means compensation of the type that would, according to the Securities and Exchange Commission=s Regulation S-K Item 402(b) (17 CFR 229.402(b) (2003)), be required to be reported as salary in column (c) of that rule=s Summary Compensation Table. The term Base Annual Salary specifically excludes director fees and other director compensation, bonus, option grants and any other compensation that would be reported in separate columns in the Summary Compensation Table, but it includes salary deferred at the election of the Executive.

Article 8

Administration of Agreement

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or person(s) as the board shall appoint.

The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement as of the date first written above.

EXECUTIVE:	BANK:
Crescent State Bank

/s/ Bruce W. Elder	By: /s/ Michael G. Carlton
Bruce W. Elder
Its: President & CEO

And By:

Its:

BENEFICIARY DESIGNATION

CRESCENT STATE BANK

SALARY CONTINUATION AGREEMENT

I, Bruce W. Elder, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement B

Primary:

Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:

Bruce W. Elder

Date:                 , 200

Accepted by the Bank this              day of                                                  , 200     .

By:

Print Name:

Title:

SCHEDULE A

CRESCENT STATE BANK

SALARY CONTINUATION AGREEMENT

Bruce W. Elder

Plan Year	Plan Year ending December 31,	Age at Plan Year end	Accrual Balance @ 7.00% (1)		Early Termination annual benefit payable at Normal Retirement Age (2)		Disability annual benefit payable at Normal Retirement Age (2)	Change-in-Control benefit payable in a lump sum
1	2003	41	$4,313		$0		$2,215	$1,033,193
2	2004	42	$22,338		$0		$10,698	$1,033,193
3	2005	43	$41,666		$0		$18,609	$1,033,193
4	2006	44	$62,391		$0		$25,987	$1,033,193
5	2007	45	$84,614		$0		$32,867	$1,033,193
6	2008	46	$108,444		$0		$39,284	$1,033,193
7	2009	47	$133,996		$0		$45,268	$1,033,193
8	2010	48	$161,396		$0		$50,849	$1,033,193
9	2011	49	$190,777		$0		$56,053	$1,033,193
10	2012	50	$222,281		$0		$60,906	$1,033,193
11	2013	51	$256,063		$0		$65,433	$1,033,193
12	2014	52	$292,286		$0		$69,654	$1,033,193
13	2015	53	$331,129		$0		$73,590	$1,033,193
14	2016	54	$372,779		$0		$77,262	$1,033,193
15	2017	55	$417,441		$80,685	(3)	$80,685	$1,033,193
16	2018	56	$465,330		$83,878		$83,878	$1,033,193
17	2019	57	$516,682		$86,856		$86,856	$1,033,193
18	2020	58	$571,746		$89,633		$89,633	$1,033,193
19	2021	59	$630,791		$92,222		$92,222	$1,033,193
20	2022	60	$694,104		$94,637		$94,637	$1,033,193
21	2023	61	$761,994		$96,890		$96,890	$1,033,193
22	2024	62	$834,792		$98,990		$98,990	$1,033,193
23	2025	63	$912,852		$100,949		$100,949	$1,033,193
24	2026	64	$996,555		$102,776		$102,776	$1,033,193
25	2027	65	$1,014,327	(4)	$103,500		$103,500	$1,033,193
26	2028	66	980,143

Plan Year	Plan Year ending December 31,	Age at Plan Year end	Accrual Balance @ 7.00% (1)	Early Termination annual benefit payable at Normal Retirement Age (2)	Disability annual benefit payable at Normal Retirement Age (2)	Change-in-Control benefit payable in a lump sum
27	2029	67	$943,488
28	2030	68	$904,183
29	2031	69	$862,037
30	2032	70	$816,844
31	2033	71	$768,384
32	2034	72	$716,421
33	2035	73	$660,702
34	2036	74	$600,955
35	2037	75	$536,888
36	2038	76	$468,190
37	2039	77	$394,526
38	2040	78	$315,537
39	2041	79	$230,838
40	2042	80	$140,016
41	2043	81	$42,628
42	2044	82	$0

(1)	Calculations are approximations. Benefit calculations are based on prior year-end accrual balances. The accrual balance reflects payment at the beginning of each month during retirement, beginning June 1, 2027.
(2)	Benefit is based on the present value of the current payment stream of the vested accrual balance using a standard discount rate (7.00%).
(3)	Mr. Elder becomes vested in his Early Termination benefit on May 12, 2017, when he attains age 55.
(4)	Projected retirement occurs May 12, 2027, with the first normal monthly retirement benefit commencing June 2027. The accrual balance at the end of May, 2027 will be $1,033,193.